Exhibit 10.1

Nationwide Long-Term Performance Plan

Amended and Restated

January 1, 2009

Article 1. Establishment and Purpose

1.1 Establishment of Plan. Nationwide Mutual Insurance Company, Farmland Mutual Insurance Company and Nationwide Mutual Fire Insurance Company hereby establish a long-term incentive compensation plan to be known as the “Nationwide Long-Term Performance Plan” (the “Plan”), as set forth in this document. The Plan permits the granting of long-term incentive target award opportunities and awards to certain officers and key employees of the Enterprise based upon individual, business unit, Subsidiary, Company, affiliate or Enterprise performance.

This Plan becomes effective on January 1, 2009, and shall remain in effect until terminated by the Board.

1.2 Purpose. The primary purposes of the Plan are to:

(a)	attract, retain, and motivate top caliber officers and key employees;

(b)	focus Participants on key measures that drive superior performance and thus creation of value for the Enterprise;

(c)	provide opportunities that are externally competitive and internally consistent with the Enterprise’s total compensation strategies; and

(d)	provide Participants with an incentive for excellence in individual performance.

Article 2. Definitions

Whenever used in the Plan or any related Award Agreement, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:

2.1 “Award” or “Awards” means, individually or collectively, a grant under the Plan of an Award Opportunity and/or a Target Incentive Opportunity.

2.2 “Award Agreement” means an agreement, in substantially the form set forth in Exhibit A, and entered into by or provided to a Participant that sets forth the terms and conditions of a Participant’s Target Award Opportunity and/or Target Incentive Opportunity.

2.3 “Award Bank Ending Balance” means the balance in a Participant’s Award Bank after the Award Bank payment is made for a Performance Period, if any, as determined by the Committee.

2.4 “Award Bank Opening Balance” means the opening balance in a Participant’s Award Bank for a Performance Period, if any, as determined by the Committee.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Business Unit” means any department, functional area, or team within the Enterprise.

2.7 “Committee” means a committee of two (2) or more individuals, appointed by the Board to administer the Plan pursuant to Article 3 herein.

2.8 “Company” means Nationwide Mutual Insurance Company.

2.9 “Disability” shall have the meaning ascribed to such term in the Your Time and Disability Income Plan maintained by the Company or any successor plan thereto, or if no such plan exists, at the discretion of the Committee.

2.10 “Employee” means any employee of the Enterprise. Directors who are not employed by the Enterprise shall not be considered Employees under the Plan.

2.11 “Enterprise” means Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company, Farmland Mutual Insurance Company, and all of their Subsidiaries and affiliates that adopt the Plan.

2.12 “Nationwide” means Nationwide Mutual Insurance Company, Farmland Mutual Insurance Company and Nationwide Mutual Fire Insurance Company, or any successor thereto.

2.13 “Participant” means an Employee who has an outstanding Target Incentive Opportunity, Target Award Opportunity or Award Bank granted under the Plan.

2.14 “Performance Goal” means the anticipated level of achievement of the relevant Performance Measure(s) set forth in the Participant’s Award Agreement.

2.15 “Performance Measure(s)” means the measure(s) and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of payment of Awards. Performance Measures may be established based on individual, business unit, line of business, department, Subsidiary, affiliate, company, Nationwide and/or Enterprise performance, and may be based on absolute performance, percentage change, and/or comparison to peers, or any other criteria and/or objectives selected by the Committee.

2.16 “Performance Period” means the period during which performance is assessed.

2.17 “Performance Score” means the score assigned to the Performance Goal(s) set forth for the Performance Period applicable to Target Award Opportunities and Target Incentive Opportunities.

2.18 “Plan” means the Nationwide Long-Term Performance Plan, as set forth herein, and as amended from time to time.

2.19 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

2.20 “Subsidiary” means any corporation (other than Nationwide) in which Nationwide or a Subsidiary of Nationwide owns fifty percent (50%) or more of the total combined voting power of all classes of stock.

2.21 “Target Award Opportunity” means the amount that would be used to calculate either a credit to a Participant’s Award Bank or a cash payment based upon target levels of performance achievement over the Performance Period.

2.22 “Target Incentive Opportunity” means the grant of an Award under the Plan that provides a Participant an opportunity to earn a payment based on the level of achievement over a Performance Period of pre-established performance goals relating to the Enterprise, the Company, or a Business Unit, Subsidiary or affiliate of the Enterprise or the Company and, if so determined by the Committee, individual performance.

2.23 “Termination of Employment” means a separation of service, as such is defined in Section 409A.

Article 3. Administration

3.1 The Committee. The Plan shall be administered by the Human Resources Committee of the Board or such other committee as the Board shall appoint to administer the Plan (the “Committee”). The members of the Committee shall be appointed by, and shall serve at the discretion of, the Board.

3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of Nationwide, and subject to the provisions herein, the Committee shall have full power to select Employees who shall participate in the Plan; determine the size and types of Awards, and related payment amounts; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of any outstanding Award. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

3.3 Reduction or Elimination of Award. In determining the actual payment to be made to any Participant pursuant to an Award, the Committee may exercise discretion to reduce or eliminate the Award from the dollar amount that was determined based on the attainment of the Performance Goals. The Plan Administrator may base such suspension or change on any criteria the Plan Administrator may determine in its sole discretion including, but not limited to, the Participant’s Misconduct in any current or prior Performance Period. “Misconduct” includes, but is not limited to, violation of any provision of the Enterprise’s Code(s) of Ethics and Business Practices, the Enterprise’s Human Resources Policy Guide(s), or behavior inconsistent with the Enterprise’s Values. To the extent that any Subsidiary, business unit or affiliate maintains its own code of ethics, human resource policies and/or value statements, violations of such are also considered misconduct under this Section 3.3.

3.4 Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all parties.

3.5 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by Nationwide against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with Nationwide’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give Nationwide an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled as a matter of law, or otherwise, or any power that Nationwide may have to indemnify them or hold them harmless.

Article 4. Eligibility and Participation

4.1 Eligibility. Eligibility shall be limited to Employees who are officers or key employees of the Enterprise as selected by the Committee and/or its properly designated delegate as permitted by law.

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted.

4.3 Partial Performance Period Participation. An Employee who becomes eligible to participate in the Plan after the beginning of a Performance Period may, if so determined by the Committee, participate in the Plan for that Performance Period, subject to such terms and conditions as the Committee may impose. Such situations may include, but are not limited to, (a) new hires; (b) when an Employee is promoted from a position that did not previously meet the eligibility criteria; or (c) when an Employee is transferred from an affiliate that does not participate in the Plan. The Committee, in its sole discretion, retains the right to prohibit or allow participation in the initial Performance Period of eligibility for any of the aforementioned Employees.

4.4 No Right to Participate. No Participant or other Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, despite having previously participated in the Plan.

Article 5. Grants and Award Agreements

5.1 Grants of Target Award Opportunities and Target Incentive Opportunities. Subject to the terms and provisions of the Plan, Target Award Opportunities and Target Incentive Opportunities may be granted to Participants in such amounts, at any time and from time to time, and upon such terms and conditions as shall be determined by the Committee.

5.2 Award Agreements. Each grant of a Target Award Opportunity and Target Incentive Opportunity shall be evidenced by an Award Agreement that shall specify the terms of the Award, including, without limitation, the Performance Period, the Target Award Opportunity and Target Incentive Opportunity amount, the relevant Performance Measure(s) and such other provisions as the Committee shall determine.

Article 6. Payment of Awards

6.1 Payments Under a Target Incentive Opportunity.

(a)

Form. Subject to the terms of the Plan and the Participant’s Award Agreement, the holder of a Target Incentive Opportunity shall be entitled to receive a single lump sum cash payment to the extent performance measures are achieved during the Performance Period.

(b)

Timing. Subject to the terms of the Plan and the Participant’s Award Agreement, a Participant will be entitled to receive payments with respect to a portion of any positive balance in his or her Award Bank at or as soon as practicable after the Committee credits (or debits) the Award Bank; provided, however, that such payment shall in all events be made within the calendar year immediately following the close of the Performance Period or as otherwise required by Section 409A.

(c)

Amount. The amount paid to a Participant, if any, shall be determined by multiplying the Target Incentive Opportunity by the relevant Performance Score amount (as shown on the Award Agreement). The amount that may be earned by a Participant under a Target Incentive Opportunity may vary in relation to the job classification of the Participant or in relation to other factors, as determined in the sole discretion of the Committee. If a Participant changes job levels during a Performance Period, the Committee may, if it so determines, adjust the Participant’s Target Incentive Opportunity to reflect the amount of time at each job level during the Performance Period. Subject to any maximum payment levels that may be established by the Committee with respect to a Participant’s Target Incentive Opportunity, the Committee may, but shall not be required to, take into consideration individual performance when determining the amount(s) to be paid to a Participant.

6.2 Payments under Target Award Opportunities.

(a)

Award Banks. Subject to the terms of the Plan and the Participant’s Award Agreement, the Company will maintain a bookkeeping account (the “Award Bank”) in the name of each Participant who receives a Target Award Opportunity. The Award Bank shall, each year, begin with the Award Bank Opening Balance for each Performance Period as established by the Committee, but which will not be less than zero or the Award Bank Ending Balance for the immediately preceding Performance Period.

(b)

Timing. Subject to the terms of the Plan and the Participant’s Award Agreement, a Participant will be entitled to receive payments with respect to a portion of any positive balance in his or her Award Bank at or as soon as practicable after the Committee credits (or debits) the Award Bank; provided, however, that such payment shall in all events be made within the calendar year immediately following the close of the Performance Period or as otherwise required by Section 409A.

(c)	Form. All payments from the Award Bank with respect to Target Award Opportunities shall be in cash.

(d)

Computation of Payment. Each Participant’s Award Bank will be credited (or debited in the case of a negative Performance Score) with an amount equal to the Participant’s Target Award Opportunity multiplied by the Performance Score for the Performance Period. The Participant will receive a distribution equal to 1/3 of any remaining positive balance in the Participant’s Award Bank following such credit or debit, subject to Section 6.2(e) below, and less applicable tax withholding. No distribution will be made if, after the Award Bank is adjusted for the Performance Period the Award Bank balance is zero. In addition, a Participant will not be obligated to repay an amount previously distributed to the Participant because of a negative Performance Score.

(e)

Small Amounts. If a Participant receives a Target Award Opportunity equal to $0 for a Performance Period in which the Participant has an Award Bank Opening Balance and the Participant’s Award Bank Closing Balance is less than $5,000 for that Performance Period, the Committee, in its sole discretion, may approve payment to the Participant of the entire balance of the Award Bank in the form and time specified in this Section 6.2. To the extent that the balance in a Participant’s Award Bank is less than $50,000 at the time of the Participant’s Termination of Employment, other than as the result of Retirement or Disability, the Committee, in its sole discretion, may approve payment to the Participant of the entire balance of the Award Bank in the form and time specified in this Section 6.2.

Article 7. Termination of Employment

7.1 Termination of Employment. If a Participant’s Termination of Employment occurs prior to the last day of a Performance Period, the Committee’s obligation to determine the amount to be distributed to the Participant and the Participant’s right to receive a distribution shall be as set forth in this Article 7.

7.2 Target Incentive Opportunities. If a Participant’s employment terminates prior to the last day of the Performance Period, the Enterprise’s obligation to make a payment of any Target Incentive Opportunity, pursuant to Article 6, shall be as follows:

(a)

Termination of Employment due to Death, Disability or Retirement. If employment is terminated during the Performance Period of an Target Incentive Opportunity by reason of death, Disability or Retirement, a pro-rata award for the Target Incentive Opportunity Performance Period, calculated based upon the number of days the Participant was employed by the Enterprise during the Target Incentive Opportunity Performance Period, will be distributed to the Participant, or his or her named beneficiary, less applicable tax withholding (the “Termination Distributions”). The Termination Distributions shall be made at the same time distributions are made to other Participants following the applicable Target Incentive Opportunity Performance Period. “Retirement” shall mean Termination of Employment with the Enterprise on or after the date on which the Participant (i) attains Normal Retirement Age; (ii) attains age 55 and completes 180 Months of Vesting Service; or (iii) attains age 62 and completes 60 Months of Vesting Service, whichever is earliest. For purposes of this Section 7.2(a), Normal Retirement Age and Months of Vesting Service shall have the meanings assigned to them in the Nationwide Retirement Plan.

(b)

Termination of Employment for Other Reasons. If a Participant’s Termination of Employment during the Target Incentive Opportunity Performance Period is for any reason other than death, Disability or Retirement, the Target Incentive Opportunity shall be forfeited. However, unless the Participant’s employment is terminated for Cause, the Committee, in its sole discretion, may make a prorated distribution to the Participant based upon the amount the Participant would have received had the Participant’s employment with the Enterprise not terminated (the “Prorated Distribution”). The amount of any such Prorated Distribution shall be calculated based upon the number of days the Participant was employed by the Enterprise during the Target Incentive Opportunity Performance Period, and shall be paid (subject to applicable tax withholding) at the same time distributions are made to other Participants in the year following the end of the Performance Period. If distributions are not made to other Participants in that year, distributions shall be made on such date as the Committee shall determine.

(c)

The application of Section 7.2 shall be determined in the sole discretion of the Committee, need not be uniform among all Target Incentive Opportunities granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. Except for the prorated distribution made pursuant to Section 7.2, no distributions will be made after Termination of Employment.

7.3 Target Award Opportunities and Award Banks. If a Participant’s employment terminates prior to the last day of the Performance Period, the Enterprise’s obligation to make a contribution to (or right to debit) the Participant’s Award Bank and the Participant’s right, if any, to receive a distribution from the Participant’s Award Bank, pursuant to Article 6, shall be as follows:

(a)

Termination of Employment due to Death, Disability or Retirement. If Termination of Employment, during the Performance Period, is due to the Participant’s death, Disability or Retirement, a pro-rata award for the Performance Period, based on the actual Performance Score, will be credited or debited to the Participant’s Award Bank. The Participant, or his or her named beneficiary, will receive the entire resulting Award Bank Ending Balance in three equal annual distributions from the Participant’s Award Bank. Each distribution will be equal to 1/3 of any positive Award Bank Ending Balance in the Participant’s Award Bank after the prorated amount is credited (or debited) pursuant to the preceding sentence, less applicable tax withholding (the “Termination Distributions”). The Termination Distributions shall be made at the same time distributions from Award Banks are made to other Participants in the three calendar years immediately following the Performance Period in which the Termination of Employment occurs. If distributions are not made to other Participants in such years, the Termination Distributions shall be made on such dates in the three applicable calendar years as the Committee shall determine. “Retirement” shall mean Termination of Employment with the Enterprise on or after the date on which the Participant i) reaches Normal Retirement Age; ii) completes 300 Months of Vesting Service; iii) attains age 55 and completes 120 Months of Vesting Service; or iv) attains age 62 and completes 60 Months of Vesting Service. For purposes of this Section 7.3(a), Normal Retirement Age and Months of Vesting Service shall have the meanings assigned to them in the Nationwide Retirement Plan.

(b)

Termination of Employment for Other Reasons. If a Participant’s employment terminates during the Performance Period for any reason other than death, Disability or Retirement, a Participant’s Target Award Opportunity and Award Bank will be forfeited, subject to the following exceptions:

i.

If the Participant has met the age and vesting service requirements set out in Table 1 below, but not the definition of Retirement, the Participant will be entitled to receive payment of a portion of the Participant’s Award Bank Ending Balance, as specified in Table 1 (the “Vested Portion”). The Committee or its properly appointed delegate may, in its sole discretion, make a prorated debit, to the Participant’s Award Bank at the same time that all other Award Banks are determined following the end of the Performance Period in which Participant’s Termination of Employment occurs if the Performance Score for the Performance Period is negative. The Participant will receive three equal distributions of the Vested Portion of the Award Bank Ending Balance of the Participant’s Award Bank, subject to applicable tax withholding and provision 6.2(e) of the Plan, at the same time distributions from Award Banks are made to other Participants in the three calendar years immediately following the Performance Period, except as otherwise set out in 7.3(b)(ii). If distributions are not made to other Participants in such years, distributions shall be made on such dates in the three applicable calendar years as the Committee shall determine.

Table 1

Age	Under 55 at Termination	Under 55 at Termination	Under 55 at Termination	At or Over 55 but Under 62 at Termination	At or Over 55 but Under 62 at Termination
Months of Vesting Service	120 - 179	180 - 239	240 - 299	60 - 83	84 - 119
Vested Portion	25%	35%	50%	50%	70%

ii.

If Participant’s employment is terminated as the result of an official job elimination, as such is defined by the Committee, the Committee will make a prorated credit (or debit) to the Participant’s Award Bank at the same time that all other Award Banks are determined following the end of the Performance Period. Following such credit (or debit), a Participant whose Termination of Employment results from an official job elimination and who does not have a Vested Portion, will receive a single payment of a one third portion of the Award Bank Ending Balance of the Participant’s Award Bank, subject to applicable tax withholding. Following such credit (or debit), a Participant whose Termination of Employment results from an official job elimination and who has a Vested Portion, will first receive a single payment of a one third portion of the Award Bank Ending Balance of the Participant’s Award Bank, subject to applicable tax withholding in the year following the Performance Period in which the job elimination occurs and the distribution of the Vested Portion will begin, subject to the other provisions of Section 7.3(b)(i) in the next following year. In any of the above situations, the remainder of the Participant’s Award Bank will be forfeited.

iii.

In any other Termination of Employment, the Committee or its properly appointed delegate, in its sole discretion, may allow a Participant to receive a prorated amount of the distribution the Participant otherwise would have received under the Award Agreement in effect, if any, at the time employment terminated (the “Prorated Award Bank Distribution”). The Prorated Award Bank Distribution shall be based upon 1) the actual Performance Score and 2) the portion of the Performance Period that the Participant was employed. The Prorated Award Bank Distribution shall be paid (subject to applicable tax withholding) at the same time distributions from Award Banks are made to other Participants. If distributions are not made to other Participants in such calendar year, distributions shall be made on such date as the Committee shall determine. The remaining balance of such Participant’s Award Bank shall be forfeited.

(c)	Except for prorated credits or debits made pursuant to this Section 7.3, no credits or debits will be made to or from a Participant’s Award Bank following Termination of Employment.

Article 8. Establishment of Performance Goals and Performance Score

Once established, Performance Goals normally shall not be changed during the Performance Period; provided, however, that if the Committee determines that external changes or other unanticipated business or other conditions have materially affected the fairness of the Performance Goals, then the Committee may approve appropriate adjustments to the Performance Goals (either up or down) during the Performance Period. In addition, the Committee may, in its discretion, adjust the final Performance Score in response to certain unanticipated or extraordinary one-time events that materially affect the Performance Score.

Article 9. Rights of Participants

9.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Enterprise to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Enterprise.

9.2 Unsecured Interests. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Enterprise. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Enterprise.

9.3 Deferral of Payments. If permitted by the Committee, a Participant may be eligible to elect to defer receipt of payments that would otherwise be provided to such Participant with respect to an Award under the Plan. If permitted, such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable deferred compensation plan under which such deferral is made and such other terms and conditions as the Committee may impose.

Article 10. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any payment under the Plan is to be made in case of his or her death before he or she receives any or all of such payment. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 11. Amendment, Suspension and Termination

The Committee may, at any time and from time to time, modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension or termination of the Plan and no amendment of an Award pursuant to Section 3.2 herein may adversely affect in any material way any Award previously granted under the Plan without the consent of the Participant (or his or her devisee or beneficiary in the case of the death of the Participant), unless such modification, amendment, suspension or termination is required by applicable law and except as otherwise provided herein.

Article 12. Miscellaneous

12.1 Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the state of Delaware.

12.2 Withholding Taxes. The Enterprise shall have the right to deduct from all payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

12.3 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement and in Article 9 herein, no interest in a Participant’s Award or Award Bank may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

12.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.6 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Enterprise.

12.7 Successors. All obligations of the Enterprise under the Plan shall be binding upon and inure to the benefit of any successor to the Enterprise, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Enterprise.

12.8 Limitations on Executive Compensation. To the extent that any applicable law, rule or regulation requires a limitation upon executive compensation or restricts the deductible amount of any Award, the Committee may, in its sole discretion, limit the amount of any payment under this Plan in accordance with such limitations.

12.9 Section 409A Compliance. To the extent applicable, it is intended that the terms of an Award (and any deferral thereof) comply with the requirements of Section 409A. Any provision in this Plan (and any rights conveyed hereby or thereby) or an Award Agreement that would cause an Award and any amounts payable with respect to such Award (or any other plan or award) to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

12.10 Six Month Delay for Specified Executives. If a Participant is a Specified Executive under Section 409A, payment of amounts under this Plan may be delayed for up to six months following Termination of Employment if (and to the extent) deemed necessary by the Committee to comply with Section 409A, subsection (a)(2)(B).

Amended and Restated April, 2002

Amended and Restated January 1, 2004

Amended and Restated January 1, 2008

Amended and Restated January 1, 2009

Exhibit A

NATIONWIDE LONG-TERM PERFORMANCE PLAN

AWARD AGREEMENT

Date

Name

Address

City, ST Zip

Dear First Name:

As an eligible Participant in the Nationwide Long-Term Performance Plan (the “Plan”) you are being granted a Target Award Opportunity and a Target Incentive Opportunity (“Opportunities”). Following are the key terms of your Opportunities:

Performance Period	Target Award Opportunity and/or Target Incentive Opportunity*	Performance Measure	Performance Score Formula

This Agreement, the Plan document and your Award Bank Opening Balance statement provide the complete details of your Opportunities. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement. All capitalized terms used in this Award Agreement have the same meaning as in the Plan, unless otherwise defined in this Award Agreement.

Please 1) read and understand your rights under the Plan and 2) acknowledge your agreement to participate in and abide by all of the governing terms and conditions of the Plan and acceptance of your Opportunities by signing below. You may refer any questions you have regarding your Opportunities to                                                      . Please return the original attached signature page once you have signed it to                                                           by the deadline stated in the accompanying annual award letter. Please retain a copy for your records.

Congratulations on your receipt of these Opportunities.

[Signature of Nationwide Officer]

Agreement to Participate

I have read the Plan and this Award Agreement. I fully understand all of my rights under the Plan and this Award Agreement, as well as all of the terms and conditions which may limit my rights under my Opportunities. Specifically, I understand that my rights under my Opportunities may be adversely affected if my employment terminates during this or any other Performance Period.

I understand and agree that my receipt of this Award is sufficient consideration for, and I accept the amendments to the Plan, as set forth in the Plan document, as amended and restated effective January 1, 20    .

[Participant’s Name]	Participant’s Signature